Exhibit 99.1

ARIAD Presents Positive Clinical Proof-of-Concept Data on AP24534 in Drug-Resistant Hematological Cancers at ASH Annual Meeting

~ First results of safety and clinical activity against broad spectrum of BCR-ABL mutations

~ Evidence of clinical anti-tumor activity in resistant and refractory patients

NEW ORLEANS--(BUSINESS WIRE)--December 7, 2009--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced positive clinical data from an ongoing Phase 1 study of its investigational, pan-BCR-ABL inhibitor, AP24534, in patients with advanced hematological cancers. The data provide strong clinical evidence of hematologic, cytogenetic and molecular anti-cancer activity of AP24534, a multi-targeted kinase inhibitor, in heavily pretreated patients with resistant and refractory chronic myeloid leukemia (CML), including those with the T315I mutation of the target protein, BCR-ABL. The data are being presented this afternoon at the 51st Annual Meeting of the American Society of Hematology (ASH) being held in New Orleans, LA.

The primary objectives of the Phase 1 study in patients with refractory hematological cancers are to determine a maximum tolerated dose and the recommended dose for further study of AP24534 and to examine its safety and antitumor activity. The trial uses an open-label, dose-escalating design.

Forty-four patients have been enrolled to date in the study in six dosing cohorts (2, 4, 8, 15, 30 and 60 mg administered orally once daily); 40 of the patients have resistant and refractory CML or Philadelphia-chromosome positive (Ph+) acute lymphoblastic leukemia (ALL). All of these 40 patients have been treated with, and were resistant to, the available first- and second-line targeted therapies for CML and, in most instances, with other investigational agents as well. Eighty-one percent of CML and Ph+ ALL patients in the study were resistant to at least three tyrosine kinase inhibitors, including imatinib (Gleevec®), dasatinib (Sprycel®), and nilotinib (Tasigna®).

“The initial findings from this study show AP24534 to be well-tolerated and to produce beneficial anti-leukemia activity in patients who have failed prior tyrosine kinase inhibitor therapy for CML,” stated Jorge Cortes, M.D., professor and deputy chair, Department of Leukemia, M.D. Anderson Cancer Center and the study’s principal investigator. “Pending further clinical trials, AP24534 appears to represent a potential significant advance for CML patients who have become resistant or refractory to currently available therapies and who are in great need of new treatment options.”

Key data from the study presented at ASH include:

  Safety data show AP24534 to be well tolerated. There were no dose-limiting toxicities (DLTs) observed at dose levels lower than 60 mg.
  Of the 44 patients treated with AP24534, 28 have chronic phase CML, 5 have accelerated phase CML, 5 have blast phase CML, 2 have Ph+ ALL and 4 have non-CML hematologic malignancies. Twenty-eight patients currently remain on study, with 22 at the three highest dose levels (15, 30 and 60 mg/day).
  Of 20 chronic phase CML patients evaluable for cytogenetic response across all dose levels, 25 percent (5 of 20) demonstrated a complete cytogenetic response, 45 percent (9 of 20) experienced a major cytogenetic response, and 60 percent (12 of 20) demonstrated any cytogenetic response (i.e. major, minor or minimal response). One of four evaluable accelerated phase patients experienced a complete cytogenetic response. No response was seen in the seven blast phase or Ph+ ALL patients.
  A complete hematologic response was observed in eighty-three percent (10 of 12) of chronic phase CML patients evaluable for hematologic response. An additional 10 chronic phase patients entered the study already meeting the criteria for CHR and were maintained. A major hematologic response was observed in three of four accelerated phase patients, none of five blast phase patients, and one of two Ph+ ALL patients.
  In patients with resistant BCR-ABL mutations, hematologic, cytogenetic, and molecular responses have been observed. Of the 18 CML patients with the T315I mutation in the study, 55 percent (10 of 18) currently have chronic phase disease, and nine of these patients remain on study. Seven chronic phase patients are evaluable for response. Of them, all have achieved a complete hematologic response and 43 percent have experienced a major cytogenetic response.
  Consistent with the pre-clinical profile of AP24534 as a pan-BCR-ABL inhibitor, responses also have been seen in patients with mutations other than T315I that confer resistance to either dasatinib or nilotinib. One patient with the F359C mutation, resistant to both imatinib and nilotinib, demonstrated a complete hematologic response, complete cytogenetic response and major molecular response after three months on 15 mg of AP24534. One other patient in the study with the F317L mutation, resistant to imatinib, dasatinib and nilotinib experienced a complete cytogenetic response after three months on 60 mg of AP24534.
  There were four patients with DLTs out of 12 patients evaluable at the 60 mg dose level. The dose-limiting toxicities are chemical and clinical pancreatitis (i.e. elevated amylase and lipase, and grade 2 pancreatitis). The most common laboratory abnormalities have been mild to moderate thrombocytopenia (low platelet count) and neutropenia (low white blood cell count) which were found to be more common in patients with blast and accelerated phases of CML and Ph+ALL.
  Pharmacokinetic data indicate that blood levels have been achieved that surpass those predicted preclinically to be associated with complete inhibition of all resistant mutants. Pharmacodynamic data demonstrate sustained target inhibition at doses of 8 mg and higher against a spectrum of BCR-ABL variants. These observations included evidence of sustained target inhibition against the T315I mutant observed at dose levels of 15 mg and above.

“These are remarkable results in heavily pre-treated patients with resistant leukemia that demonstrate hematologic, cytogenetic and molecular responses to AP24534,” said Frank G. Haluska, M.D., Ph.D., vice president, clinical affairs at ARIAD. “The data provide evidence of clinical proof-of-concept of AP24534 in patients who have very few, if any, viable treatment options available to them.”

“The confirmation of anti-tumor activity by AP24534 in this patient population is strong, even in the lower dose cohorts and in those patients who have received only short courses of therapy to date. We will complete enrollment in this study and undertake additional evaluation of the data in the coming months as we consult with regulatory agencies on beginning a pivotal registration trial of AP24534 in the second half of next year,” Dr. Haluska added.

Conference Call and Webcast Information

ARIAD will hold an investor conference call and webcast at 8:30 a.m. (ET) tomorrow, December 8, 2009 to discuss these data presented at ASH. ARIAD senior management and Hagop M. Kantarjian, M.D., Chairman and Professor, Department of Leukemia, M.D. Anderson Cancer Center will review and discuss the findings from this trial of AP24534. The webcast can be accessed by visiting the investor page of www.ariad.com and clicking on the link to the AP24534 presentation webcast. The call can be accessed by dialing 866-202-4683 (domestic) or 617-213-8846 (international) five minutes prior to the start time and providing the pass code 89813235. A replay of the webcast will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to more aggressive phases such as accelerated or blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukemia that also carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. Because both of these diseases express the BCR-ABL protein, this would render them potentially susceptible to treatment with AP24534.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second product candidate, AP24534, is an investigational multi-targeted kinase inhibitor in Phase 1 clinical development in patients with hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the updated clinical data for AP24534, continued enrollment in the Phase 1 clinical trial, the potential for data from this trial forming the basis for a pivotal registration trial of AP24534 and the timing of the start of such trial. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Gleevec® and Tasigna® are registered trademarks of Novartis AG, and Sprycel® is a registered trademark of Bristol-Myers Squibb, Inc.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208